This is a Supplement to the Prospectus of
                              Pennsylvania Enterprises, Inc. with respect to its Dividend Reinvestment and Stock Purchase Plan dated May 21, 1996, contained in Registration Statement No. 333-04813



                                                   December 26, 1996




Dear Shareholder:


         Pennsylvania Enterprises, Inc. has amended its Dividend Reinvestment and Stock Purchase Plan (the "DRIP") to eliminate the requirement that at least 80% of the net proceeds received by the Company from the sale of its common stock to DRIP participants be made available to PG Energy Inc. ("PGE"), a wholly-owned subsidiary of the Company. In the future the Company, at its option, will either utilize the net proceeds it receives from the sale of its common stock to DRIP participants for its general corporate purposes or will make all or a portion of such proceeds available to PGE or to one or more of the Company's other subsidiaries for the repayment of debt, for payment of capital expenditures and/or for other corporate purposes.

         Any questions with respect to the foregoing amendment to the DRIP may be directed to the Company's Investor Relations Department at 1-800-379-4768.


                                   Sincerely,

                                   PENNSYLVANIA ENTERPRISES, INC.


                                   By:     /s/ Thomas F. Karam
                                        ---------------------------------
                                        President and Chief Executive Officer